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                                                            EXHIBIT (A)(18)

                           KUHLMAN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              KUHLMAN CORPORATION
                              AN IMPORTANT MESSAGE
                                       TO
                       INTERSTATE/JOHNSON LANE CUSTOMERS!
                                                                February 7, 1996
Dear Interstate/Johnson Lane Customer and Fellow Shareholder:
As you know, on November 29, 1995, Kuhlman Acquisition Corp. commenced a tender offer for all outstanding CCI shares at a price of $12.00 per share. YOU SHOULD ALSO KNOW THAT YOUR FIRM, ACTING AS ADVISOR TO COMMUNICATION CABLE'S BOARD OF DIRECTORS, GAVE A FAIRNESS OPINION THAT THE $12.00 KUHLMAN OFFER PRICE WAS FAIR TO THE COMPANY'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. Now our offer price is $14.00 per share, the highest price bid.
PROTECT YOUR RIGHT TO OBTAIN THE HIGHEST OFFER PRICE FOR YOUR SHARES. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY WITH A VOTE FOR THE KUHLMAN VOTING RIGHTS PROPOSAL IN THE POSTAGE-PAID ENVELOPE PROVIDED.
Thank you for your support.
Sincerely,
KUHLMAN ACQUISITION CORP.
/s/ Bob Jepson
Robert S. Jepson, Jr.
Chairman and Chief Executive Officer